Exhibit 32.1

Certification Of
Principal Executive Officer
Pursuant To 18 U.S.C. Section 1350,
As Adopted Pursuant To
Section 906 of The Sarbanes-Oxley Act Of 2002

In connection with the Quarterly Report of Anchiano Therapeutics Ltd. (the “Company”) on Form 10-Q for the period ended June 30, 2020, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), We, Ruth Alon and Neil Cohen, directors on behalf of the full board of directors of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to our knowledge:

1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2)	The information contained in the Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Report and results of operations of the Company for the period covered by the Report.

Date: August 14, 2020	/s/ Ruth Alon	/s/ Neil Cohen
	Ruth Alon	Neil Cohen
	Director	Director
(Principal Executive Officer)

Following the resignation of the Company’s Chief Executive Officer, Dr. Frank Haluska, on July 2, 2020, the Board of Directors assumed primary responsibility for the management of the Company. The directors whose signatures appear above are signing this document on behalf of the full Board of Directors.